Exhibit k.3

Duff & Phelps Utility and Corporate Bond Trust Inc.

55 East Monroe Street

Chicago, Illinois 60603

February 14, 2003

The Bank of New York

101 Barclay Street, 8W

New York, New York 10286

Re: Amendment to Depositary Agreement

Ladies/Gentlemen:

Reference is made to that certain Depositary Agreement dated as of February 1, 1994 (as the “Original Depositary Agreement”) between Duff & Phelps Utility and Corporate Bond Trust Inc. (the “Fund”) and you, as successor to The Industrial Bank of Japan Trust Company, as Depositary. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Original Depositary Agreement.

Concurrently herewith, the Fund will (a) terminate the Credit Agreement dated as of July 29, 1998 among the Fund, various financial institutions, as lenders, and Bank of America National Trust and Savings Association (now know as Bank of America, N.A.), as agent (the “Initial Agent”) for such lenders, which Credit Agreement is referenced in Section 4(a) of the Original Depositary Ageement and (b) enter into a replacement credit agreement (as it may be amended, supplemented, amended and restated or otherwise modified or replaced from time to time, the “Replacement Facility”) with various financial institutions and The Bank of New York, as administrative agent (in such capacity, the “Replacement Agent”).

Accordingly, the Fund proposes to amend the Orignial Depositary Agreement and that this letter evidence our agreement regarding such amendment.

The Depositary Agreement and the exhibits thereto are amended (as so amended, the “Amended Depositary Ageement”) as follows:

(a)	All references to the “Credit Agreement” shall be deemed to refer to the Replacement Facility and all references to the Initial Agent (including information for delivery of notices) shall be deemed to refer to the Replacement Agent (including the appropriate delivery information);

(b)	All references to the Original Depositary Agreement shall be deemed to refer to the Amended Depositary Agreement

(c)	All references to “The Industrial Bank of Japan Trust Company” (including information for delivery of notices)shall be deemed to refer to “The Bank of New York” (including the appropriate delivery information);

(d)	Section 4(c) of the Original Depositary Agreement (relating to the reduction and termination of the Commitment Amount under the Credit Agreement) is amended by deleting the reference to “Sections 2.7.3, 2.8 and 7.2.1” therein and substituting “Section 2.5” therefor;

(e)	All references to “Stop Date” in the Original Depositary Agreement (including in the definition thereof set forth in Exhibit A thereto) are deleted and replaced with “Program Termination Date”; and

(f)	The definitions of “Commitment Amount”, and “Scheduled Commitment Termination Date” set forth in Exhibit A to the Original Depositary Agreement are amended to read in their entirety as follows, respectively:

“Commitment Amount” means the aggregate of the Commitments under the Credit Agreement (which, after giving effect to the amendment effected hereby, shall mean the Replacement Facility).

“Scheduled Commitment Termination Date” means the “Maturity Date” as defined in the Credit Agreement (which, after giving effect to the amendment effected hereby, shall mean the Replacement Facility).

(g)	The form of Borrowing Request by the Depositary set forth in Exhibit D (including the schedules thereto) to the Original Depositary Agreement shall be replaced in its entirety by the form of Borrowing Request by the Depositary set forth in Exhibit C-2 (including the schedules thereto)to the Replacement Facility.

(h)	The addressee of Notice of Change in Commitment Amount set forth in Exhibit E to the Original Depositary Agreement shall be changed to The Bank of New York, at the address set forth above.

The execution and delivery of this agreement shall not be deemed to expressly or impliedly amend, modify or supplement provisions of the Original Depositary Agreement other than as set forth herein. The Amended Depositary Agreement, as amended hereby, shall continue in full force and effect.

This agreement shall become effective upon the Fund’s receipt of written confirmation from Moody’s and S&P that the amendments to the Original Depositary Agreement described herein will not result in a reduction or withdrawal of their respective ratings of the CP Notes.

This agreement may be executed by the parties on separate counterparts, each of which shall be deemed to be an original, and all of which shall together constitute but one and the same original.

This agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of New York without regard to any otherwise applicable principles of conflicts of law.

Please indicate your agreement regarding the proposed amendment by executing a copy hereof where indicated below and returning such executed copy hereof to the Fund.

Very truly yours,

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

By:	Dennis A. Cavanaugh
Name:	Dennis A. Cavanaugh
Title:	Senior Vice President and Chief Investment Officer

Agreed as of the date
first above written:

THE BANK OF NEW YORK,
as Depositary

By:	/s/ Mary LaGumina

Agreed as of the date
first above written:

THE BANK OF NEW YORK,
as Administrative Agent

By:	William M. Stanton
Name:	William M. Stanton
Title:	Vice President